Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 23, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Argan, Inc. on Form 10-K for the year ended January 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Argan, Inc. on Forms S-3 (No. 333-109528, No. 333-122991, No. 333-135192, No. 333-140755, No. 333-140782) and on Forms S-8 (No. 333-107627, No. 333-143788).

/s/ Grant Thornton LLP

Baltimore, Maryland
April 23, 2008